UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 6, 2004

DEVCON INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Florida	000-07152	59-0671992
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1350 East Newport Center Drive, Suite 201 Deerfield Beach, Florida	33442
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(954) 429-1500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In October 2004, the Company reorganized its management structure. In connection with this management reorganization, on October 6, 2004, the Company entered into an employment agreement (the “Employment Agreement”) with David Rulien pursuant to the terms of which Mr. Rulien would become President of Devcon Construction and Materials Corp., Devcon/Matrix Utility Resources, LLC and DevMat Bahamas, Ltd. (collectively, the “Subsidiaries”), companies in which the Company’s construction and materials division and utility/desalination division are based, respectively. The Employment Agreement provides for a term of one year, which term may be automatically renewed each year unless three months advance notice of nonrenewal is given. In addition, the Employment Agreement provides for an annual base salary of $240,000, discretionary bonuses to be determined at the discretion of the compensation committee of the Company’s Board of Directors, participation by Mr. Rulien in all benefit programs made available to the Company’s other executive officers and eligibility for grants of options under the Company’s stock option plans. Termination of Mr. Rulien’s employment without cause or for “good reason” will result in Mr. Rulien receiving a severance payment equal to one year’s additional salary, as well as benefits, and the immediate vesting of all stock options owned by Mr. Rulien. If within one year of a change in control, Mr. Rulien’s employment is terminated by the Company without cause or Mr. Rulien terminates his employment voluntarily, he will receive a lump sum payment equal to the sum of his current annual base salary and his average bonus and other average compensation during the last two years, and his stock options will immediately vest. The Employment Agreement defines a “Change in Control” as the Company selling or transferring (i) substantially all of the assets of the Subsidiaries or (ii) all of the Subsidiaries to an unaffiliated third party. The Employment Agreement also includes covenants lasting for a term of two years relating to noncompetition and non-solicitation of employees and clients by Mr. Rulien.

The above description of the Employment Agreement is qualified in its entirety by the terms of the Employment Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Jan A. Norelid, the Company’s Chief Financial Officer, entered into a Separation Agreement with the Company (the “Separation Agreement”), which became effective on October 6, 2004 and which outlines the terms of his separation from the Company.

Pursuant to the terms of the Separation Agreement, Mr. Norelid’s Employment Agreement, dated June 11, 2001, with the Company would continue, and Mr. Norelid would remain as the Company’s Chief Financial Officer, through January 1, 2005. Mr. Norelid would be paid his current regular salary and continue to receive normal benefits during such period. The Separation Agreement contemplates that, on January 7, 2005, Mr. Norelid would be paid a $25,000 bonus for prior services. The Separation Agreement also contemplates that Mr. Norelid will receive a severance payment consisting of two years of his current annual salary. Mr. Norelid will also be entitled to receive benefits or, if such benefits cannot continue during the severance period provided in the Separation Agreement, the cash equivalent of the current cost to the Company for providing such benefits. The vesting of 19,420 unvested stock options owned by Mr. Norelid will accelerate and all of such options will become exercisable on January 1, 2005. The terms of the Separation Agreement require Mr. Norelid to provide fifty hours of consulting for the Company each year for no additional consideration. Thereafter, he will be paid at a rate of $300 per hour. The Separation Agreement includes a release by each of the Company and Mr. Norelid of claims that either party may have against the other in respect of Mr. Norelid’s employment or the termination of such employment, as well as covenants relating to non-solicitation of employees by Mr. Norelid, protection of the Company’s proprietary and confidential information, non-disparagement by Mr. Norelid and other matters.

The Company expects to take a charge of approximately $500,000 in connection with this management change in the third quarter of 2004. The above description of the Separation Agreement is qualified in its entirety by the terms of the Separation Agreement, a copy of which is attached hereto as Exhibit 99.2 and is incorporated herein by this reference.

Items 5.02 and 8.01 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers and Other Events

In connection with the management reorganization described above in this report, Stephen J, Ruzika, the Company’s Executive Vice President and President of the Company’s security services division, was also appointed President of the Company. Mr. Ruzika will remain President of the security services division, while Donald L. Smith, Jr. will remain Chief Executive Officer and Chairman of the Board of the Company. In addition, David Rulien will become President of Devcon Construction and Materials Corp., Devcon/Matrix Utility Resources, LLC and DevMat Bahamas, Ltd. pursuant to the terms of the employment agreement between Mr. Rulien and Devcon described above.

Mr. Ruzika has been the Company’s Executive Vice President and President of the Company’s security services division since July 31, 2004. Mr. Ruzika is the former Chief Financial Officer (1989-1997) of ADT Limited and President of ADT Security Services, Inc., and has over 17 years of experience in the security services industry. From 1989 to 1997, Mr. Ruzika oversaw the growth of ADT Security Services, Inc. into the largest electronic security services company in the United States and United Kingdom. Mr. Ruzika previously served as a Director and Executive Vice President (1987-1997), and Chief Financial Officer (1989-1997) of ADT, a NYSE listed company. Mr. Ruzika also served as President and Chief Executive Officer of ADT Security Services Inc. (1995-1997), a wholly owned subsidiary of ADT. Mr. Ruzika joined ADT in 1982. In 1997, ADT merged with TYCO International Ltd. and the combined company was renamed TYCO International. ADT, at the time of the merger, was the single largest provider of electronic security services in North America and the United Kingdom providing continuous monitoring of commercial and residential security systems to over 2 million customers in North America and Europe. ADT Security Services, with revenue in excess of $1.5 billion, operated more than 200 sales and service offices worldwide. ADT, through it automotive division, was also a leading provider of vehicle auction services in the United States and the United Kingdom. Prior to joining the Company, from August 1998 to July 2004, Mr. Ruzika served as Chairman and Chief Executive Officer of Congress Security Services, Inc. Congress, through its subsidiaries, including Security Equipment Company, Inc., a corporation the Company acquired in July 2004, provided employment screening and paperless workflow services to major corporate clients in North America and also provided electronic security services throughout the Panhandle of Florida. Prior to forming Congress, from November 1997 to August 1998, Mr. Ruzika served as Chief Executive Officer of Carlisle Holdings Limited (formerly known as BHI Incorporated), a Nasdaq listed company. In addition, Mr. Ruzika served as a director from September 2001 to April 2004, and served as Vice-Chairman of the Board of Security Associates International, Inc., formerly, an American Stock Exchange listed company, from July 2001 to April 2004. Mr. Ruzika is a graduate of the University of Miami and received his Certified Public Accountant designation. Mr. Ruzika is 48 years old.

Mr. Rulien has served the Company in a consulting capacity from February 2003 to March 2004 advising the Company with respect to its utility/desalination division as President of

DRR Advisors LLC, a company that provides consulting services to the construction industry. Since March 1, 2004, he has served as an assistant to Donald L. Smith, Jr., the Company’s Chairman and Chief Executive Officer. From August 2001 to December 2003, Mr. Rulien served as Chief Executive Officer of FishingLife, Inc. (“FishingLife”), an online retailer. In this position he created alliances with CBS SportsLine and West Marine. From January 1999 to July 2001, he served as Vice President – Business Development of FishingLife. Prior to his tenure with FishingLife, from November 1996 to December 1999, Mr. Rulien served as Chief Executive Officer of Wave Communications, a company which sold prepaid wireless services. At Wave Communications, he developed the “phone in a box” concept for selling prepaid wireless and signed deals with a number of consumer retailers for distribution. He also established an in-house fulfillment function, which eventually handled more than 1,000 orders a day. Prior to his tenure with Wave Communications, Mr. Rulien served as Vice President of Nico Industries and President of Regency Construction, and managed construction and real estate development projects totaling $250 Million. Mr. Rulien is 52 years old.

In addition, on October 7, Jan A. Norelid, the Company’s Chief Financial Officer, entered into the Separation Agreement with the Company. The Separation Agreement became effective on October 6, 2004 and outlined the terms of his separation from the Company.

A copy of the press release dated October 7, 2004, announcing Mr. Ruzika’s appointment as President of the Company, the Employment Agreement with Mr. Rulien and Mr. Norelid’s departure from the Company is attached hereto as Exhibit 99.3 and incorporated herein by this reference.

Item 7 .01 Regulation FD Disclosure

The Company is attaching a copy of a press release dated October 7, 2004 as Exhibit 99.3.

Item 9.01 Exhibits

99.1	Employment Agreement, dated October 6, 2004, by and between the Company and David Rulien

99.2	Separation Agreement, dated September 29, 2004, by and between the Company and Jan Norelid

99.3	Press Release dated October 8, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVCON INTERNATIONAL CORP.

Dated: October 8, 2004	By:	/s/ Donald L. Smith, Jr.
	Name:	Donald L. Smith, Jr.
	Title:	Chief Executive Officer and Chairman

EXHIBIT INDEX

Exhibit No.	Description
99.1	Employment Agreement, dated October 6, 2004, by and between the Company and David Rulien

99.2	Separation Agreement, dated September 29, 2004, and effective October 6, 2004, by and between the Company and Jan Norelid

99.3	Press release dated October 8, 2004